EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-135193 and 333-134157) on Form S-3/A (Nos. 333-76837 and 333-118417), on Form S-4 (Nos. 333-78231, 333-108516, 333-117834 and 333-123534) and on Form S-8 (Nos. 333-125665, 333-90760, 333-63764, 333-40380, 333-30534, 333-88657, 333-69905, 333-62439, 333-44821, 333-10719, 333-105895, 333-116320, 333-135198 and 333-135196)) of Range Resources Corporation and in the related Prospectuses of our reports dated February 26, 2007 (except Note 4 and 17, as to which the date is June 18, 2007) with respect to the consolidated financial statements of Range Resources Corporation, for the three years ended December 31, 2006, included in the Form 8-K dated June 19, 2007.

/s/ Ernst & Young LLP

Fort Worth, Texas June 18, 2007